UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL PREFERRED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	58-2179041
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
C/O MORRIS MANNING AND MARTIN LLP
3343 PEACHTREE RD, SUITE 1600
ATLANTA, GEORGIA 30326
(Address of Principal Executive Offices, Including Zip Code)
GLOBAL PREFERRED HOLDINGS, INC. STOCK INCENTIVE PLAN,
GLOBAL PREFERRED HOLDINGS, INC. DIRECTORS STOCK OPTION PLAN AND
NON-QUALIFIED STOCK OPTION AGREEMENT
(Full Title of the Plans)

COPY TO:
CARYL P. SHEPHERD	WARD S. BONDURANT, ESQ.
CHIEF ACCOUNTING OFFICER	MORRIS, MANNING & MARTIN, L.L.P.
C/O MORRIS MANNING AND MARTIN LLP	1600 ATLANTA FINANCIAL CENTER
3343 PEACHTREE RD, SUITE 1600	3343 PEACHTREE ROAD, N.E.
ATLANTA, GEORGIA 30326	ATLANTA, GEORGIA 30326
(770) 248-3311	(404) 233-7000
(Name and Address and Telephone Number, Including Area Code, of Agent for Service)
This Post-Effective Amendment No. 1 to the Registration Statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

EXPLANATORY STATEMENT; DEREGISTRATION OF SECURITIES
On May 13, 2002, Global Preferred Holdings, Inc. (the “Company”) filed a registration statement on Form S-8 (No. 333-88104) (the “Registration Statement”) to register 1,880,000 shares of common stock of the Company, $.001 par value per share (the “Common Stock”), issuable pursuant to the following:
•	the Global Preferred Holdings, Inc. Stock Incentive Plan;

•	the Global Preferred Holdings, Inc. Directors Stock Option Plan; and

•	a Non-Qualified Stock Option Agreement proposed to be granted to the Company’s retired Chairman.
On June 1, 2005 (the “Dissolution Date”), the Company filed a certificate of dissolution with the Secretary of State of the State of Delaware. As of July 1, 2005, the Company terminated the Global Preferred Holdings, Inc. Stock Incentive Plan and the Global Preferred Holdings, Inc. Directors Stock Option Plan. No options were outstanding under either plan as of July 1, 2005. The Non-Qualified Option Agreement referenced above was never executed and the options contemplated thereby were never issued because the option was conditioned upon the Company’s completion of a registered public offering prior to December 31, 2003, which condition was not met.
Pursuant to the undertakings contained in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to hereby remove and withdraw from registration all of the securities registered under the Registration Statement that remain unissued.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 19th day of May, 2006.

GLOBAL PREFERRED HOLDINGS, INC.
By:	/s/ Caryl P. Shepherd
CARYL P. SHEPHERD
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CARYL P. SHEPHERD Caryl P. Shepherd	Chief Accounting Officer and Vice President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 19, 2006

/s/ JOSEPH F. BARONE Joseph F. Barone	Chairman of the Board of Directors and Director	May 19, 2006

/s/ MILAN M. RADONICH Milan M. Radonich	Director	May 19, 2006